                                                                      Exhibit 99

            ANSOFT CORPORATION REPORTS RECORD FINANCIAL PERFORMANCE

     PITTSBURGH, May 29 /PRNewswire/ -- Ansoft Corporation (Nasdaq: ANST) today announced financial results for its fourth quarter and fiscal year ended April 30, 1996.

     Revenue for the fourth quarter of fiscal 1996 totaled $2,682,000, an increase of 43% from the $1,874,000 reported in the previous year's fourth quarter. Net income during the quarter was $898,000, or $0.12 per share, compared to net income of $187,000, or $0.03 per share, in the previous year's fourth quarter. The fourth quarter results include a net tax benefit of $612,000, or $0.08 per share, resulting primarily from the partial recognition of previously unrecorded deferred tax assets.

     For the twelve-month period ended April 30, 1996, revenue totaled $8,695,000, an increase of 41% from the $6,154,000 reported for fiscal 1995. Net income for fiscal 1996 rose to $1,300,000, or $0.19 per share, compared to a net loss of $305,000, or $.06 per share, in fiscal 1995. Fiscal 1996 results include a net tax benefit of $612,000 recognized in the fourth quarter.

     "We are very pleased with our financial performance for the fourth quarter and for the full fiscal year. The increase in revenue and our profitability reflects our growth strategy, particularly through our direct sales efforts, and the continued positive leverage of our business," commented Nicholas Csendes, Ansoft's President and CEO.

     Ansoft Corporation develops, markets and supports EDA software products that enable leading edge performance and/or miniaturization of electronic, communication and electromechanical systems. Ansoft markets its products worldwide through its direct sales force and distributors and provides comprehensive customer support and training. Ansoft customers are leading electronics, telecommunications and automotive companies, including GM, Motorola, Raytheon, TRW, Mitsubishi, Texas Instruments, Hitachi, Lucky-Goldstar, AT&T and Sun Microsystems.

                               ANSOFT CORPORATION
                                 Balance Sheets
                     (In thousands, except per share data)


          Assets                April 30, 1996     April 30, 1995
          ------                --------------     --------------
Current assets:

 Cash and cash equivalents             $10,728               $116

Accounts receivable, less
 allowance for doubtful accounts
 of $125 and $70, respectively           1,666              1,100

Investments                                119                 --

Deferred income taxes                      700                 --

Prepaid expenses and other assets           91                  8

 Total current assets                   13,304              1,224

Plant and equipment, net                   724                521

Other assets                                13                 13

Investments                              1,340

Intangible asset, less
 accumulated amortization of
 $110 and $86, respectively                 10                 34

 Total assets                          $15,391             $1,792

  Liabilities and Stockholders' Equity

Current liabilities:

 Note payable to bank                      $--                $75

 Accounts payable                          345                215

 Accrued expenses                          340                192

 Deferred revenue                          415                149

  Total current liabilities              1,100                631

  Total liabilities                      1,100                631

Stockholders' equity:

 Common stock, par value
  $.01 per share; 10,000,000
  authorized shares; issued and
  outstanding 7,636 and 6,093 shares,
  respectively                              76                 61

Additional paid-in capital              17,204              5,831
Receivable from stockholders                --               (442)

Accumulated deficit                     (2,989)            (4,289)

 Total stockholders' equity             14,291              1,161

 Total liabilities and
  stockholders' equity                 $15,391             $1,792


                               ANSOFT CORPORATION
                            Statements of Operations
                     (In thousands, except per share data)

                             For Three Months     For the Year
                                  Ended               Ended
                                April 30,           April 30,

                              1996      1995     1996      1995
                              ----      ----     ----      ----
Revenues:
 License                      $2,359    $1,816   $7,995    $5,921
 Service and other               323        58      700       233
  Total revenue                2,682     1,874    8,695     6,154

Costs and expenses:
 Sales and marketing           1,582     1,017    5,007     3,935
 Research and development        508       407    1,766     1,462
 General and administrative      347       261    1,269     1,046

  Total costs and expenses     2,437     1,685    8,042     6,443

  Income (loss) from
   operations                    245       189      653      (289)


Interest income (expense)         41        (2)      35       (15)
 Income (loss) before
  income taxes                   286       187      688      (305)

Income tax benefit (expense)     612        --      612        --

 Net income (loss)              $898      $187   $1,300     $(305)

Net income (loss) per share    $0.12     $0.03    $0.19    $(0.06)

Weighted average shares
 outstanding                   7,302     6,893    6,873     5,527


CONTACT: Tony Ryan, Controller of Ansoft Corporation, 412-261-3200, fax, 412-471-9427, or Internet, info(at symbol)ansoft.com/(ANST)